EXHIBIT 10.2

On May 19, 2005, the Board of Directors of MMC approved a compensation arrangement with the Chairman of the Board of MMC, Robert F. Erburu. In recognition of Mr. Erburu's additional responsibilities as non-executive Chairman of the Board of Directors, he will receive supplemental compensation of $100,000 per year effective as of March 16, 2005, the date of his appointment as Chairman of the Board of MMC.